Chuy’s Holdings, Inc. Announces Second Quarter 2023 Financial Results

AUSTIN, Texas, August 3, 2023 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) (the "Company") today announced financial results for the second quarter ended June 25, 2023.
Highlights for the second quarter ended June 25, 2023 were as follows:
•Revenue increased 7.3% to $119.0 million compared to $110.9 million in the second quarter of 2022.
•Comparable restaurant sales increased 3.2% as compared to the second quarter of 2022.
•Net income increased $2.8 million, or 36.4%, to $10.7 million, or $0.59 per diluted share, as compared to $7.9 million, or $0.41 per diluted share, in the second quarter of 2022.
•Adjusted net income(1) increased $2.7 million, or 31.6%, to $11.1 million, or $0.61 per diluted share, as compared to $8.4 million, or $0.44 per diluted share, in the second quarter of 2022.
•Restaurant-level operating margin(1) increased $4.6 million, or 21.6%, to $25.7 million as compared to $21.1 million in the second quarter of 2022. Restaurant-level operating margin(1) as a percentage of revenue increased 250 basis points to 21.6% as compared to 19.1% in the second quarter of 2022.
•Cash and cash equivalents were $82.6 million and the Company had no debt outstanding with $35.0 million available under its revolving credit facility.
(1)Adjusted net income and restaurant-level operating margin are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level operating margin to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Measures” below.
Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “Our results marked another strong quarter with revenue growth of over 7%, including a 3.2% improvement in comparable restaurant sales. We also grew restaurant-level operating margin by over 21% and generated an industry-leading restaurant-level operating margin as a percentage of revenue of 21.6%, representing a 250 basis-point improvement over last year. We believe our performance year-to-date reflects our passion in providing our customers with the unique Chuy’s experience through our high-quality, made-from-scratch food and drinks offered at an incredible value.”
Hislop added, “We successfully opened a new restaurant in Oklahoma City, OK during the quarter, followed by another restaurant in Harker Heights, TX in July, both of which have performed in line with our expectations. As we look ahead, we believe our continued focus on four-wall operational excellence, thoughtful capital allocation, and exciting pipeline of unit growth, have positioned us well to capitalize on our positive momentum and the vast opportunities ahead of us.”
Second Quarter 2023 Financial Results
Revenue was $119.0 million in the second quarter of 2023 compared to $110.9 million in the second quarter of 2022. The increase was primarily related to an increase in our comparable restaurant sales as well as incremental revenue from an additional 53 operating weeks provided by new restaurants opened during and subsequent to the second quarter of 2022. For the second quarter of 2023, off-premise sales were approximately 28% of total revenue compared to approximately 27% during the same period in fiscal 2022.
Comparable restaurant sales increased 3.2% for the second quarter of 2023 compared to the same period last year primarily driven by a 5.8% increase in average check, partially offset by a 2.6% decrease in average weekly customers.

Total restaurant operating costs as a percentage of revenue decreased by approximately 250 basis points to 78.4% in the second quarter of 2023 from 80.9% in the second quarter of 2022 primarily driven by the following:
•Cost of sales decreased 310 basis points primarily driven by leverage on menu price increases taken subsequent to the second quarter of last year as well as overall commodity deflation of approximately 4% during the thirteen weeks ended June 25, 2023.
•Labor costs increased 40 basis points largely as a result of hourly labor rate inflation of approximately 5% at comparable restaurants as well as an incremental improvement in our hourly staffing levels as compared to last year. This increase was partially offset by menu price increases taken subsequent to the second quarter of 2022.
•Operating costs increased 10 basis points primarily driven by higher delivery service charges as a result of adding another delivery service provider in 2022, an increase in restaurant repair and maintenance costs, partially offset by lower utility costs and higher sales leverage on insurance costs as compared to the second quarter of 2022.
Restaurant pre-opening expenses increased to $0.6 million for the second quarter of 2023 compared to $0.3 million for the same period in 2022, primarily due to an increase in restaurant development and timing of new store openings.
General and administrative expenses increased to $7.7 million for the second quarter of 2023 compared to $6.5 million for the same period in 2022. As a percentage of revenues, general and administrative expenses increased to 6.5% in the second quarter of 2023 from 5.9% in the second quarter of 2022.
Impairment, closed restaurant and other costs were $0.5 million ($0.4 million, net of tax or $0.02 per diluted share) during the second quarter of 2023 and $0.7 million ($0.6 million, net of tax or $0.03 per diluted share) during the same period last year. The decrease was primarily related to a reduction in rent paid on previously closed restaurants. Closed restaurant costs include rent expense, utilities, insurance and other costs required to maintain the remaining closed locations.
The effective income tax rate was 14.4% compared to 9.2% in the same period last year. The increase in the effective tax rate was mainly attributed to a decrease in the proportion of employee tax credits to estimated annual income.
As a result of the foregoing, net income was $10.7 million, or $0.59 per diluted share in the second quarter of 2023 compared to $7.9 million, or $0.41 per diluted share, in the second quarter of 2022.
Adjusted net income was $11.1 million, or $0.61 per diluted share, in the second quarter of 2023 compared to $8.4 million, or $0.44 per diluted share, in the second quarter of 2022. Please see the reconciliation of net income to adjusted net income in the accompanying financial tables.
Development Update
During the second quarter of 2023, one restaurant was opened in Oklahoma City, OK. We also closed one restaurant in Orland Park, IL at the end of the second quarter of 2023, which brings our total number of restaurants to 99 as of June 25, 2023.
Subsequent to the end of the second quarter, one additional restaurant was opened in Harker Heights, TX.
Share Repurchase Program
During the second quarter of 2023, the Company repurchased 83,521 shares of its common stock for a total of approximately $3.0 million. As of June 25, 2023, the Company had $47.0 million remaining under the share repurchase program. Repurchases of the Company’s outstanding common stock will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise, including pursuant to Rule 10b5-1 trading plans.
2023 Outlook
The Company now expects 2023 adjusted net income(1) per diluted share of $1.80 to $1.85 as compared to net income per diluted share of $1.11 and adjusted net income(1) per diluted share of $1.37 in fiscal 2022. The adjusted net income guidance for fiscal 2023 includes an estimated $0.08 to $0.10 per diluted share positive impact due to the fourth quarter of 2023 containing 14 weeks versus 13 weeks in fiscal 2022 and is further based, in part, on the following annual assumptions:
•General and administrative expense of $30.0 to $31.0 million;

•Five new restaurants;
•Net capital expenditures (net of tenant improvement allowances) of approximately $30 to $35 million;
•Restaurant pre-opening expenses of approximately $2.5 to $2.7 million;
•An effective annual tax rate (excluding unusual items) of approximately 13% to 14%;
•Annual weighted diluted shares outstanding of 18.1 million to 18.2 million.
(1)    Adjusted net income is a non-GAAP measure. For a reconciliation of adjusted net income for fiscal 2022 to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider adjusted net income useful, see "Non-GAAP Measures" below.
The Company does not provide a reconciliation of 2023 adjusted net income per diluted share or the most directly comparable forward-looking GAAP measure of net income per diluted share because the timing and nature of excluded items are unreasonably difficult to fully and accurately estimate. As a result, we are unable to assess the probable significance of the unavailable information.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in the prior year. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check. Our comparable restaurant base consisted of 94 restaurants at June 25, 2023.
Restaurant-level operating margin represents income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment, closed restaurants and other costs, and depreciation.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price increases as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Operating margin represents income from operations as a percentage of our revenue. By monitoring and controlling our operating margins, we can gauge the overall profitability of our Company.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the second quarter of 2023 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 201-689-8560. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13734943. The replay will be available until Thursday, August 17, 2023.
The conference call will also be webcast live from the Company’s corporate website at www.chuys.com under the Investors section. An archive of the webcast will be available on the Company's corporate website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 16 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to the Company’s 2023 outlook, including 2023 adjusted net income, general and administrative expense, new restaurant openings, net capital expenditures, restaurant pre-opening expenses, effective annual tax rate and annual weighted diluted shares outstanding guidance, an estimated $0.08 to $0.10 per diluted share positive impact due to an extra week in the fourth quarter of 2023 as compared to 2022, pipeline of unit growth, position to capitalize on positive momentum and vast opportunities ahead and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment, closed restaurant and other costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating margin and adjusted net income. Restaurant-level operating margin represents income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment, closed restaurant and other costs, and depreciation. Restaurant-level operating margin is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation expense; and (ii) we use restaurant-level operating margin internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating margin because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs, and impairment, closed restaurant and other costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, and impairment, closed restaurant and other costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating margin thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating margin as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
Adjusted net income represents net income before impairment, closed restaurant and other costs, and the income tax effect of these adjustments. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.

Restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Condensed Consolidated Income Statements
(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 25, 2023		June 26, 2022		June 25, 2023		June 26, 2022
Revenue	$119,001	100.0%	$110,946	100.0%	$231,499	100.0%	$211,432	100.0%

Costs and expenses:
Cost of sales	29,432	24.7	30,874	27.8	58,150	25.1	57,117	27.0
Labor	35,159	29.5	32,267	29.1	69,261	29.9	62,092	29.4
Operating	18,896	15.9	17,493	15.8	36,974	16.0	33,723	15.9
Occupancy	8,116	6.8	7,556	6.8	15,998	6.9	15,208	7.2
General and administrative	7,698	6.5	6,494	5.9	15,504	6.7	13,148	6.2
Marketing	1,693	1.5	1,614	1.5	3,243	1.4	3,027	1.5
Restaurant pre-opening	613	0.5	342	0.3	1,094	0.5	467	0.2
Impairment, closed restaurant and other costs	482	0.4	734	0.7	853	0.4	2,013	1.0
Depreciation	5,222	4.4	4,981	4.4	10,362	4.4	9,963	4.7
Total costs and expenses	107,311	90.2	102,355	92.3	211,439	91.3	196,758	93.1
Income from operations	11,690	9.8	8,591	7.7	20,060	8.7	14,674	6.9
Interest income, net	(854)	(0.7)	(75)	(0.1)	(1,631)	(0.7)	(47)	(0.1)
Income before income taxes	12,544	10.5	8,666	7.8	21,691	9.4	14,721	7.0
Income tax expense	1,810	1.5	795	0.7	2,735	1.2	1,332	0.7
Net income	$10,734	9.0%	$7,871	7.1%	$18,956	8.2%	$13,389	6.3%

Net income per common share: Basic	$0.59		$0.42		$1.05		$0.70
Net income per common share: Diluted	$0.59		$0.41		$1.04		$0.70

Weighted-average shares outstanding: Basic	18,080,327		18,919,473		18,050,381		19,009,613
Weighted-average shares outstanding: Diluted	18,154,921		18,983,553		18,161,837		19,136,313

Chuy’s Holdings, Inc.
Reconciliation of GAAP Net Income and Net Income Per Share to Adjusted Results
(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Net income as reported	$10,734	$7,871	$18,956	$13,389
Impairment, closed restaurant and other costs	482	734	853	2,013
Income tax effect on adjustment (1)	(111)	(169)	(197)	(464)
Adjusted net income	$11,105	$8,436	$19,612	$14,938

Adjusted net income per common share: basic	$0.61	$0.45	$1.09	$0.79
Adjusted net income per common share: diluted	$0.61	$0.44	$1.08	$0.78

Weighted-average shares outstanding: basic	18,080,327	18,919,473	18,050,381	19,009,613
Weighted-average shares outstanding: diluted	18,154,921	18,983,553	18,161,837	19,136,313

Year Ended
December 25, 2022
Net income as reported	$20,855
Impairment, closed restaurant and other costs	6,452
Income tax effect on adjustments (1)	(1,487)
Adjusted net income	$25,820

Adjusted net income per common share: basic	$1.38
Adjusted net income per common share: diluted	$1.37

Weighted-average shares outstanding: basic	18,682,255
Weighted-average shares outstanding: diluted	18,793,455

(1)Reflects the tax expense associated with the adjustment for impairment, closed restaurant and other costs during the thirteen weeks and twenty-six weeks ended June 25, 2023 and June 26, 2022 and during the year ended December 25, 2022. The Company uses its statutory rate to calculate the tax effect on adjustments.

Chuy’s Holdings, Inc.
Reconciliation of GAAP Income from Operations to Restaurant-Level Operating Margin
(Unaudited, in thousands)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 25, 2023		June 26, 2022		June 25, 2023		June 26, 2022
Income from operations as reported	$11,690	9.8%	$8,591	7.7%	$20,060	8.7%	$14,674	6.9%
General and administrative	7,698	6.5	6,494	5.9	15,504	6.7	13,148	6.2
Restaurant pre-opening expenses	613	0.5	342	0.3	1,094	0.5	467	0.2
Impairment, closed restaurant and other costs	482	0.4	734	0.7	853	0.4	2,013	1.0
Depreciation	5,222	4.5	4,981	4.4	10,362	4.4	9,963	4.7
Restaurant-level operating margin	$25,705	21.6%	$21,142	19.1%	$47,873	20.7%	$40,265	19.0%

Chuy’s Holdings, Inc.
Selected Balance Sheets Data
(Unaudited, in thousands)

	June 25, 2023	December 25, 2022
Cash and cash equivalents	$82,624	$78,028
Total assets	487,822	474,781
Long-term debt	—	—
Total stockholders’ equity	261,407	244,561

Investor Relations
Natalie Harden
512-370-2691

Jeff Priester
332-242-4370
investors@chuys.com